As filed with the Securities and Exchange Commission on November 8, 2024
Registration No. 333-264114
Registration No. 333-276128

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1868008
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6940 Columbia Gateway Dr., Suite 470
Columbia, MD 21046 USA

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Emmett Pepe
Chief Financial Officer
GSE Systems, Inc.
6940 Columbia Gateway Dr., Suite 470
Columbia, MD 21046 USA
Tel: (410) 970-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service
Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the Registration Statements on Form S-3 (File No. 333-264114 and No. 333-276128).

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by GSE Systems, Inc. (the “Company”) with the Securities and Exchange Commission:

●
File No. 333-264114, filed on April 4, 2022, and declared effective on May 25, 2022, registering 5,428,276  common stock shares issuable upon exercise of the Senior Convertible Promissory Note, dated February 23, 2022, between the Company and Lind Global Fund II LP  (“Lind”) (the “First Note”) and the Common Stock Purchase Warrant No. 1, dated February 23, 2022, by and between the Company and Lind (the “First Warrant”), as part of its obligations to Lind under the Securities Purchase Agreement, dated February 23, 2020, by and between the Company and Lind  (the “First Purchase Agreement”). The Company also filed a pre-effective amendment to this Form S-3 on May 24, 2022. The Company made the last payment on the First Note on or about May 24, 2024. The First Warrant expired without value upon the closing of the Merger (as defined below). All shares registered under this Form S-3 (333-264114) have been issued to Lind or are no longer available for issuance following the repayment of the First Note and the cancellation of the First Warrant.

●
File No. 333-276128, filed on December 19, 2023, and declared effective on December 29, 2023, registering 1,732,137 common stock shares issuable upon exercise of the Senior Convertible Promissory Note, dated June 23, 2023, by and between the Company and Lind (the “Second Note”), and the Common Stock Purchase Warrant No. 2, dated June 23, 2023, by and between the Company and Lind (the “Second Warrant”), as part of its obligations to Lind under the Securities Purchase Agreement, dated June 23, 2023, by and between the Company and Lind (the “Second Purchase Agreement”). The Company also filed a pre-effective amendment to this Form S-3 on December 20, 2023. On August 7, 2024, the Company repaid the Second Note. On October 31, 2024, the Company repurchased the Second Warrant. All shares registered under this Form S-3 (333-276128) have been issued to Lind or are no longer available for issuance following the repayment of the Second Note and the repurchase of the Second Warrant.

Pursuant to the Agreement and Plan of Merger, dated as of August 8, 2024 (the “Merger Agreement”), by and among the Company, Nuclear Engineering Holdings LLC, a Delaware limited liability company  (“Parent”) and Nuclear Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated October 20, 2024, Merger Sub merged with and into the Company effective as of October 31, 2024, with the Company continuing as the surviving corporation. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on November 8, 2024.

GSE Systems, Inc.

By:	/s/ Emmett Pepe
Name: Emmett Pepe
Title: Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement.